Exhibit 10.28

Summary of Executive Compensation

The Compensation Committee of the Board of Directors (the “Compensation Committee”) of First Midwest Bancorp, Inc. (the “Company”), after considering a market review of total compensation and applicable regulations limiting executive compensation for certain executive officers expected to be named in the Company’s 2011 Proxy Statement, determined the 2011 base salary for such officers, which is presented in the table below.

Name and Principal Positions	2011 Base Salary

Michael L. Scudder,
President and Chief Executive Officer, First Midwest Bancorp, Inc. and First Midwest Bank	$1,008,884

Paul F. Clemens,
Executive Vice President and Chief Financial Officer, First Midwest Bancorp, Inc. and First Midwest Bank	$399,536

Victor P. Carapella,
Executive Vice President and Commercial Banking Group Manager of First Midwest Bank	$377,328

Michael J. Kozak,
Executive Vice President and Chief Credit Officer of First Midwest Bank.	$242,000

Each of these officers is also eligible to receive certain benefits and to participate in the Company’s employee benefit plans applicable to executive officers, including the Company’s Savings and Profit Sharing Plan, Pension Plan, Short-Term Incentive Compensation Plan, the Omnibus Stock and Incentive Plan, and Nonqualified Retirement Plan in accordance with the terms and conditions of such plans. These officers are also parties to Indemnification Agreements and Employment Agreements that, among other things, entitle them to payments upon severance or upon a change in control.